Exhibit 99.1

Source: Pico Quantitative Trading LLC

January 04, 2022 09:00 ET

Pico Acquires Redline Trading Solutions

Transaction combines Redline’s award winning software solutions with Pico’s global ultra-low latency infrastructure and network underpinned by Corvil Analytics

Transaction intended to accelerate Pico’s recurring revenue business, adding Redline’s 100% recurring revenue model, with significant opportunity to cross-sell solutions to Pico’s existing client base

NEW YORK, Jan. 04, 2022 (GLOBE NEWSWIRE) -- Pico, a leading provider of mission critical technology, data and analytic services for the financial markets community, today announced that it has acquired Redline Trading Solutions (“Redline”), a multi award-winning provider of high performance trading and market data software solutions.

The acquisition marks a key milestone in Pico’s vision to become a leading provider of technology, software, data and analytics solutions to the financial markets. The addition of Redline’s high performance, multi-asset software solutions will provide access to a common API for global markets, both real- time and historical, delivered via Pico’s global network. The combined offering reduces complexity by allowing trading firms to optimize market access and coverage and trading stack performance in a seamless manner.

“As the trading environment becomes more globalized and continues to produce increasing amounts of data, clients are seeking greater efficiency in market infrastructure services and data consumption. Financial institutions want a trusted and globally comprehensive technology partner who understands their business, the market landscape and how to apply technology solutions. Combining Redline’s premier ultra-low latency trading and software solutions with Pico’s broad infrastructure, cloud and data offering, and industry leading Corvil Analytics, positions Pico uniquely to address these client needs and market challenges,” said Jarrod Yuster, Chairman, Founder and Co-CEO of Pico.

Redline provides ultra-low latency software solutions and common APIs to over 180 global venues serving a marquee client roster that includes global banks, quantitative hedge funds, electronic trading firms, ETF market-makers and exchanges. Meeting the requirements of these clients and seamlessly adapting to their evolving needs in the future drive the mission and goals of both organizations.

Continued investments will extend the Redline service offering to become fully and globally comprehensive in delivering real-time and historical normalized financial market data including consolidated, delayed or end-of- day formats via wire protocol or API. Delivery will be available in Pico’s financial cloud, any remote location or into the public cloud. This will enable Pico’s clients to adopt a broad suite of common solutions in all regions delivered and supported by Pico’s global 24x7 operations and service model.

“I have admired Redline and what they have accomplished over the years,” continued Yuster. “Pico and Redline are aligned in our values, culture and expertise, and share a deep passion for meeting the needs of clients. We are excited to welcome the Redline team to Pico and to bring together two high performance technology engineering teams. There is a significant addressable market for global data consumption via software and a common API, and we will continue to invest in Redline further leveraging Pico’s global network and infrastructure coverage.”

“Pico has built one of the most comprehensive global platforms in our industry, and I am excited that Redline will now be part of their ongoing success,” said Mark Skalabrin, Founder and CEO of Redline. “We have partnered on past initiatives, and we will now be able to access Pico’s globally deployed service organization, leading analytics and infrastructure footprint to scale our offerings to more geographies. We foresee great collaboration between our teams in the coming years in order to continue to meet clients’ evolving needs.”

The acquisition will contribute to Pico’s growth strategy by adding Redline’s fully recurring revenue stream and high-margin business through increased client opportunity and a further expansion of in-house expertise. It follows the successful integration of Corvil Analytics, the best-in-class financial markets trade monitoring and performance platform[1], which extended Pico’s expertise into analytics and data science.

Financial terms of the transaction were not disclosed. Redline had previously been backed by GS Growth, the growth investing arm of Goldman Sachs.

Jefferies LLC acted as exclusive financial advisor and DLA Piper served as legal advisor to Pico in connection with the transaction. Broadhaven acted as exclusive financial advisor and Davis Malm served as legal advisor to Redline in connection with this transaction.

[1]	Source: Info-tech Research Group Network Monitoring Industry Scorecard 2020

Pico/Athena

On August 4, 2021, Pico announced that it had entered into a definitive agreement for a business combination with FTAC Athena Acquisition Corp. (Nasdaq: FTAA), a special purpose acquisition company. Upon closing of the transaction, the combined company will operate as Pico. The transaction reflects a pro forma enterprise value for the combined company of approximately $1.4 billion. The business combination, which has been unanimously approved by the boards of directors of both Pico and FTAC Athena, is targeted to close in early 2022, subject to stockholder approvals and other customary closing conditions.

About Pico

Pico is a leading provider of technology services for the financial markets community. Pico provides a best-in-class portfolio of innovative, transparent, low-latency markets solutions coupled with an agile and expert service delivery model. Instant access to financial markets is provided via PicoNet™, a globally comprehensive network platform instrumented natively with Corvil analytics and telemetry. Clients choose Pico when they want the freedom to move fast and create an operational edge in the fast-paced world of financial markets.

To learn more about Pico, please visit pico.net.

About Redline Trading Solutions, Inc.

Redline Trading Solutions is a multi award-winning market access technology provider, delivering ultra-low latency software and common APIs to support access to market data and order execution on over 180 venues. Founded in 2008 and based outside of Boston, Redline’s solutions are utilized by leading banks, brokerages, hedge funds and proprietary trading firms. Redline has offices in the U.S., Europe, and Asia.

For more information, visit redlinetrading.com.

Additional Information and Where to Find It

In connection with the transaction, FTAC Athena Acquisition Corp. intends to file the Proxy Statement with the SEC, which will be distributed to holders of FTAC Athena Acquisition Corp.’s ordinary shares in connection with FTAC Athena Acquisition Corp.’s solicitation of proxies for the vote by FTAC Athena Acquisition Corp.’s shareholders with respect to the transaction and other matters as described in the Proxy Statement. After the Proxy Statement has been filed and cleared by the SEC, FTAC Athena Acquisition Corp. will mail a definitive proxy statement, when available, to its shareholders. Investors and security holders and other interested parties are urged to read the proxy statement, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about FTAC Athena Acquisition Corp., Pico and the transaction. Investors and security holders may obtain free copies of the preliminary proxy statement and definitive proxy statement (when available) and other documents filed with the SEC by FTAC Athena Acquisition Corp. through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: FTAC Athena Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

Participants in Solicitation

FTAC Athena Acquisition Corp., Pico and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the transaction. Information about the directors and executive officers of FTAC Athena Acquisition Corp. is set forth in its final prospectus filed on February 24, 2021 (the “FTAC Athena Acquisition Corp. Prospectus”). Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC regarding the transaction when they become available. Stockholders, potential investors and other interested persons should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, an offer to sell or the solicitation of an offer to buy any securities.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the federal securities laws with respect to the transaction. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, expectations of achieving and maintaining profitability, projections of total addressable markets, market opportunity and market share, net proceeds from the transaction, potential benefits of the transaction and the potential success of the Company’s market and growth strategies, and expectations related to the terms and timing of the transaction. These statements are based on various assumptions and on the current expectations of FTAC Athena Acquisition Corp.’s and the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of FTAC Athena Acquisition Corp. and the Company. These forward-looking statements are subject to a number of risks and uncertainties, including (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FTAC Athena Acquisition Corp.’s securities; (ii) the risk that the transaction may not be completed by FTAC Athena Acquisition Corp.’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FTAC Athena Acquisition Corp.; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the transaction by the shareholders of FTAC Athena Acquisition Corp., the satisfaction of the minimum gross proceeds amount following any redemptions by FTAC Athena Acquisition Corp.’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the inability to complete the PIPE investment in connection with the transaction; (v) the failure to realize the anticipated benefits of the transaction; (vi) the effect of the announcement or pendency of the transaction on Pico’s business relationships, performance, and business generally; (vii) risks that the transaction disrupts current plans of Pico and potential difficulties in Pico employee retention as a result of the transaction; (viii) the outcome of any legal proceedings that may be instituted against FTAC Athena Acquisition Corp. or Pico related to the business combination agreement or the transaction; (ix) the ability to maintain the listing of FTAC Athena Acquisition Corp.’s securities on the Nasdaq Capital Market; (x) the ability to address the market opportunity for Pico’s products and services; (xi) the risk that the transaction may not generate the expected net proceeds for the combined company; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (iv) the risk of downturns, new entrants and a changing regulatory landscape in the highly competitive financial markets community; and those factors discussed in the FTAC Athena Acquisition Corp. Prospectus under the heading “Risk Factors,” and other documents of FTAC Athena Acquisition Corp. filed, or to be filed, with the SEC. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither FTAC Athena Acquisition Corp. nor the Company presently know or that FTAC Athena Acquisition Corp. and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward- looking statements reflect FTAC Athena Acquisition Corp.’s and the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. FTAC Athena Acquisition Corp. and the Company anticipate that subsequent events and developments will cause FTAC Athena Acquisition Corp.’s and the Company’s assessments to change. However, while FTAC Athena Acquisition Corp. and the Company may elect to update these forward-looking statements at some point in the future, FTAC Athena Acquisition Corp. and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing FTAC Athena Acquisition Corp.’s and the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Media Contact

Pico Press Office:

Isabel Dalton

isabel.dalton@pico.net

+353 1 859 1040

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